Exhibit 99.1

Power Solutions International Announces Second Quarter 2026 Financial Results
Second Quarter Net Sales of $152.5 million
Second Quarter Net Income of $16.9 million
Diluted EPS of $0.73 for the Quarter
Total Debt Reduced by Approximately $30.8 million During the Quarter

WOOD DALE, Ill., August 6, 2026 – Power Solutions International, Inc. (the “Company” or “PSI”) (Nasdaq: PSIX), a leader in the design, engineering and manufacture of emission-certified engines and power systems, today announced its financial results for the second quarter of 2026.
Financial Highlights

	Quarter Ended
($ in millions, except per share amounts)	June 30, 2026	June 30, 2025	Change
Net Sales	$152.5	$191.9	(21)%
Gross Profit	$41.4	$54.1	(24)%
Gross Margin %	27.1%	28.2%	(1.1)%
Net Income	$16.9	$51.2	(67)%
Diluted Earnings per Share	$0.73	$2.22	$(1.49)
Kenneth Li, Interim Chief Executive Officer and Chief Financial Officer, said:
“Our second quarter results reflect continued progress as we execute our strategy and invest in the long-term growth of the business. Second quarter sales increased 18.6% from the first quarter, and gross margin improved approximately 420 basis points to 27.1%. The gross margin improvement reflected in part the early benefits of ongoing operational improvement efforts at our Wisconsin facility and was partially offset by unfavorable product mix. Strong operating cash flow also enabled us to reduce total debt by approximately $30.8 million during the quarter, strengthening our balance sheet and financial flexibility.
Compared with a strong prior-year quarter, revenue reflected the timing of certain Power Systems shipments and softer demand in our oil and gas business. Looking ahead, demand for our data center power solutions remains strong. Based on our current production schedule, we expect second-half sales to exceed first-half sales as larger Power Systems orders move into production, although shipment timing and quarterly results may vary.”
Second Quarter 2026 Results
Net sales for the second quarter of 2026 were $152.5 million, a decrease of $39.4 million, or 21%, compared with the second quarter of 2025. The decrease reflected lower sales of $34.6 million, $3.0 million and $1.7 million in the power systems, industrial and transportation end markets, respectively. Sales in the power systems end market declined primarily due to uneven order patterns and shipment timing for data center-related products, together with softness in oil and gas markets. The Company continues to see strong demand for data center power solutions. However, the timing and ultimate volume of revenue recognized from that demand remain subject to customer scheduling, manufacturing throughput, supply chain factors and other variables, and the Company is not predicting any specific level of data center revenue in any future period. Based on the current production schedule, the Company expects second-half 2026 sales to exceed first-half 2026 sales as larger Power Systems orders move into production, although shipment timing and quarterly results may continue to vary.

Gross profit for the second quarter of 2026 was $41.4 million, a decrease of $12.7 million, or 24%, compared with the second quarter of 2025. Gross margin in the second quarter of 2026 was 27.1%, compared with 28.2% in the same period last year. Gross margin reflected a lower mix of oil and gas products, together with elevated production costs associated with capacity ramp-up activities supporting data center-related applications at the Company’s Wisconsin operations. On a sequential basis, gross margin improved by approximately 420 basis points compared with the first quarter of 2026. The improvement reflected in part the early benefits of the Company’s ongoing operational improvement efforts in Wisconsin and was partially offset by unfavorable product mix in the second quarter. The Company’s capacity ramp-up activities at its Wisconsin operations are continuing, and the Company expects related production costs to persist; the trajectory of any further sequential improvement remains subject to product mix, throughput and other operational factors.
Research and development expenses during the three months ended June 30, 2026 and 2025 were $5.1 million and $4.6 million, respectively. The increase was primarily driven by higher R&D program expenditures to support new programs in 2026 and the recovery of R&D costs from certain customers in 2025.
Selling, general and administrative expenses were $12.1 million during the second quarter of 2026, a decrease of $4.6 million, or 27%, compared to the same period in the prior year. The decrease was primarily attributable to lower compensation expense related to the revaluation of previously awarded stock appreciation rights (“SARs”), lower costs associated with employee incentive programs, partially offset by incremental selling and administrative expenses associated with MTL Manufacturing and Equipment.
Interest expense was $1.6 million in the second quarter of 2026, compared to $1.7 million in the same period in the prior year, primarily due to lower overall effective interest rates.
Income tax expense was $5.6 million in the second quarter of 2026, compared to an income tax benefit of $20.1 million in the same period of the prior year. The prior-year period included a $29.2 million, or $1.27 per diluted share, tax benefit resulting from the release of a valuation allowance on deferred tax assets.
Balance Sheet Update
The Company’s cash and cash equivalents were approximately $70.1 million, and total debt was approximately $72.6 million, as of June 30, 2026. Total debt decreased by approximately $30.8 million from March 31, 2026, when total debt was approximately $103.4 million. As of December 31, 2025, cash and cash equivalents were approximately $41.3 million and total debt was approximately $96.6 million. Total debt as of June 30, 2026 included borrowings of $65.0 million under the Company’s Revolving Credit Agreement.
MTL Update
On January 9, 2026, the Company acquired MTL Manufacturing & Equipment, Inc. MTL’s operations contributed positively to the Company’s consolidated net income in the second quarter. The acquisition expanded PSI’s vertical integration by adding in-house manufacturing capabilities for components used in power generation products, including fuel tanks and electrical enclosure panels. The Company believes that these capabilities can enhance supply chain control and manufacturing flexibility and support future growth.
Outlook for 2026
Given ongoing variability in order timing and market conditions, the Company is not providing formal full-year guidance at this time. Based on the current production schedule and information available as of the date of this release, the Company expects second-half 2026 sales to exceed first-half 2026 sales and to be approximately in line with sales in the second half of 2025, as larger Power Systems orders move into production and are recognized as revenue. However, the timing and ultimate volume of those shipments remain subject to customer scheduling, manufacturing throughput, supply chain factors and other variables. There can be no assurance that those orders will translate to a uniformly stronger second half. Continued softness in the oil and gas end market is expected to weigh on quarterly revenue trends, and capacity ramp-up activities at the Company’s Wisconsin operations and their related cost effects on gross margin are expected to continue.
About Power Solutions International, Inc.
Power Solutions International, Inc. (PSI) is a leader in the design, engineering and manufacture of a broad range of advanced, emission-certified engines and power systems. PSI provides integrated turnkey solutions to leading global original equipment manufacturers and end-user customers within the power systems, industrial and transportation end markets. The Company’s in-house design, prototyping, engineering and testing capabilities allow PSI to customize high-performance engines using a fuel-agnostic strategy to run on a wide variety of fuels, including natural gas, propane, gasoline, diesel and biofuels.
PSI develops and delivers complete power systems that are used worldwide in stationary and mobile power generation applications supporting standby, prime, demand response, and microgrid solutions, as well as products and packages supporting the growing data center markets. PSI’s industrial end market provides engine and battery powertrain solutions to serve applications such as forklifts, agricultural and turf, arbor care, industrial sweepers, aerial lifts, irrigation pumps, ground support, and construction equipment. PSI’s transportation end market provides engine powertrain solutions to specialized applications such as terminal tractors, port equipment, military vehicles, and other non-road vocational vehicles. For more information on PSI, visit www.psiengines.com.
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect the Company’s current expectations and assumptions regarding future events. Words such as “anticipate,” “believe,” “budget,” “contemplate,” “continue,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “outlook,” “plan,” “position,” “project,” “prospect,” “should,” “target,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in or implied by such statements.
Important factors that could cause actual results to differ materially include, without limitation: the timing and ultimate conversion of Power Systems orders into revenue, including data-center-related orders, and the volume and timing of related shipments; quarterly variability in product mix and the corresponding effect on gross profit and gross margin; the cost, pace, throughput and operational outcomes of capacity ramp-up activities at the Company’s Wisconsin operations, including the duration and magnitude of related production costs; the Company’s ability to execute operational improvement initiatives on the anticipated timetable; the level and persistence of customer demand in the power systems, industrial and transportation end markets; volatility in oil and gas prices and corresponding demand for related products; supply-chain disruptions, component availability and supplier performance; macroeconomic, regulatory and trade conditions, including U.S. tariffs and trade restrictions; integration of recent and future acquisitions, including the acquisition of MTL Manufacturing and Equipment; the outcome of pending or threatened litigation and regulatory inquiries, including the previously disclosed putative federal securities class action; changes in management or other personnel, including the timing of any related disclosures; the ability to recruit and retain key employees; the impact of changes in our effective tax rate or applicable tax legislation; and the other risks and uncertainties described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and in the Company’s subsequent filings with the U.S. Securities and Exchange Commission, all of which are incorporated by reference into this press release.
The Company’s forward-looking statements speak only as of the date of this release. Except as required by law, the Company expressly disclaims any intention or obligation to revise or update any forward-looking statement, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements.
Contact
Power Solutions International, Inc.
Kenneth Li
Chief Financial Officer
630-284-9719
kli@psiengines.com

Results of operations for the three and six months ended June 30, 2026, compared with the three and six months ended June 30, 2025 (UNAUDITED):

(in thousands, except per share amounts)	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2026	2025	Change	% Change	2026	2025	Change	% Change
Net sales (to related parties $10 and $402 for the three months ended June 30, 2026 and 2025, respectively, $19 and $865 for the six months ended June 30, 2026 and 2025, respectively)	$152,544	$191,907	$(39,363)	(21)%	$281,136	$327,353	$(46,217)	(14)%
Cost of sales (derived from related party net sales $3 and $271 for the three months ended June 30, 2026 and 2025, respectively, and $8 and $587 for the six months ended June 30, 2026 and 2025, respectively)	111,176	137,824	(26,648)	(19)%	210,344	232,976	(22,632)	(10)%
Gross profit	41,368	54,083	(12,715)	(24)%	70,792	94,377	(23,585)	(25)%
Gross margin %	27.1%	28.2%	(1.1)%		25.2%	28.8%	(3.6)%
Operating expenses:
Research and development expenses	5,051	4,615	436	9%	9,856	8,859	997	11%
Research and development expenses as a % of sales	3.3%	2.4%	0.9%		3.5%	2.7%	0.8%
Selling, general and administrative expenses	12,117	16,680	(4,563)	(27)%	25,095	27,789	(2,694)	(10)%
Selling, general and administrative expenses as a % of sales	7.9%	8.7%	(0.8)%		8.9%	8.5%	0.4%
Amortization of intangible assets	280	306	(26)	(8)%	529	613	(84)	(14)%
Total operating expenses	17,448	21,601	(4,153)	(19)%	35,480	37,261	(1,781)	(5)%
Operating income	23,920	32,482	(8,562)	(26)%	35,312	57,116	(21,804)	(38)%
Other expense (income), net:
Interest expense (from related parties of $0 and $219 for the three months ended June 30, 2026 and 2025, respectively, and $0 and $634 for the six months ended June 30, 2026 and 2025, respectively)	1,570	1,700	(130)	(8)%	3,315	3,466	(151)	(4)%
Other expense (income)	(122)	(295)	173	NM	(208)	(295)	87	NM
Total other expense, net	1,448	1,405	43	3%	3,107	3,171	(64)	(2)%
Income before income taxes	22,472	31,077	(8,605)	(28)%	32,205	53,945	(21,740)	(40)%
Income tax expense (benefit)	5,611	(20,135)	25,746	NM	8,044	(16,349)	24,393	NM
Net income	$16,861	$51,212	$(34,351)	(67)%	$24,161	$70,294	$(46,133)	(66)%

Earnings per common share:
Basic	$0.73	$2.23	$(1.50)	(67)%	$1.05	$3.06	$(2.01)	(66)%
Diluted	$0.73	$2.22	$(1.49)	(67)%	$1.05	$3.05	$(2.00)	(66)%

Non-GAAP Financial Measures:
Adjusted net income *	$17,971	$51,769	$(33,798)	(65)%	$25,976	$71,004	$(45,028)	(63)%
Adjusted net income per share – diluted*	$0.78	$2.24	$(1.46)	(65)%	$1.13	$3.07	$(1.94)	(63)%
EBITDA *	$25,723	$34,108	$(8,385)	(25)%	$38,893	$60,024	$(21,131)	(35)%
Adjusted EBITDA *	$26,833	$34,665	$(7,832)	(23)%	$40,708	$60,734	$(20,026)	(33)%

NM    Not meaningful
*    See reconciliation of non-GAAP financial measures to GAAP results below

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)	As of June 30, 2026 (unaudited)	As of December 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$70,062	$41,250
Restricted cash	4,461	3,698
Accounts receivable, net of allowances of $1,734 and $967 as of June 30, 2026 and December 31, 2025, respectively; (from related parties $200 and $415 as of June 30, 2026 and December 31, 2025, respectively)	80,180	90,446
Income tax receivable	2,879	6,442
Inventories, net	127,582	127,363
Prepaid expenses	3,859	4,500
Contract assets	12,507	15,965
Other current assets	1,004	1,256
Total current assets	302,534	290,920
Property, plant and equipment, net	31,908	23,014
Operating lease right-of-use assets, net	59,267	52,911
Intangible assets, net	1,327	1,236
Goodwill	34,921	29,835
Deferred tax assets	9,517	13,322
Customs-related deposits	13,424	12,893
Other noncurrent assets	419	614
TOTAL ASSETS	$453,317	$424,745

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable (to related parties $8,700 and $4,126 as of June 30, 2026 and December 31, 2025, respectively)	$49,508	$48,196
Tariff refund liability	22,687	—
Current maturities of long-term debt	935	28
Finance lease liability, current	397	355
Operating lease liability, current	7,561	6,346
Other short-term financing	250	—
Other accrued liabilities (to related parties $53 and $60 as of June 30, 2026 and December 31, 2025, respectively)	36,247	37,353
Total current liabilities	117,585	92,278
Long-term debt, net of current maturities	4,848	10
Revolving line of credit, long-term	65,000	95,000
Finance lease liability, long-term	1,219	1,224
Operating lease liability, long-term	53,676	49,397
Noncurrent contract liabilities	1,649	1,699
Other noncurrent liabilities	6,272	6,528
TOTAL LIABILITIES	$250,249	$246,136

STOCKHOLDERS’ EQUITY
Common stock – $0.001 par value; 50,000 shares authorized; 23,117 shares issued; 23,050 and 23,041 shares outstanding at June 30, 2026 and December 31, 2025, respectively	23	23
Additional paid-in capital	158,308	157,602
Retained earnings	46,637	22,476
Treasury stock, at cost, 67 and 76 shares at June 30, 2026 and December 31, 2025, respectively	(1,900)	(1,492)
TOTAL STOCKHOLDERS’ EQUITY	203,068	178,609
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$453,317	$424,745

POWER SOLUTIONS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Cash flows from operating activities
Net income	$16,861	$51,212	$24,161	$70,294
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of intangible assets	280	306	529	613
Depreciation	1,401	1,025	2,844	2,000
Noncash lease expense	1,897	1,026	3,336	2,974
Stock-based compensation expense	430	154	854	307
Amortization of financing fees	151	166	302	331
Deferred income taxes	2,671	(26,925)	3,805	(26,925)
Provision (credit) for losses in accounts receivable	335	(20)	767	(57)
Increase (decrease) in allowance for inventory obsolescence, net	579	(131)	984	75
Other adjustments, net	48	23	159	56
Changes in operating assets and liabilities, net of effects of business combinations:
Accounts receivable	(4,543)	(462)	12,594	(13,081)
Inventories	3,653	(30,233)	3,992	(49,527)
Prepaid expenses	434	(3,020)	641	2,177
Contract assets	(939)	6,700	3,459	290
Other assets	(152)	78	(285)	3,208
Accounts payable	4,267	23,993	(49)	31,007
Tariff refund liability	22,687	—	22,687	—
Income taxes receivable	2,470	—	3,564	986
Accrued expenses and other current liabilities	5,906	(3,307)	(4,528)	5,965
Other noncurrent liabilities	(1,842)	(422)	(4,092)	(5,219)
Net cash provided by operating activities	56,594	20,163	75,724	25,474
Cash flows from investing activities
Capital expenditures	(846)	(2,036)	(2,736)	(5,439)
Proceeds from disposal of assets	—	11	—	11
Business acquisitions	—	—	(11,911)	—
Net cash used in investing activities	(846)	(2,025)	(14,647)	(5,428)
Cash from financing activities
Repayment of long-term debt and lease liabilities	(30,758)	(121)	(30,938)	(219)
Repayment of short-term financings	—	(15,000)	—	(25,000)
Repurchases to settle tax withholding obligations for stock-based compensation awards	—	(58)	(556)	(200)
Other financing activities, net	(4)	—	(8)	—
Net cash used in financing activities	(30,762)	(15,179)	(31,502)	(25,419)
Net increase (decrease) in cash, cash equivalents, and restricted cash	24,986	(541)	29,575	(5,373)
Cash, cash equivalents, and restricted cash at beginning of the period	49,537	53,659	44,948	58,491
Cash, cash equivalents, and restricted cash at end of the period	$74,523	$53,118	$74,523	$53,118

Non-GAAP Financial Measures
In addition to the results provided in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) above, this press release also includes non-GAAP (adjusted) financial measures. Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP, and non-GAAP financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the consolidated financial statements, including the related notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations within the Company’s Form 10-Q for the quarter ended June 30, 2026. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated below.

Non-GAAP Financial Measure	Comparable GAAP Financial Measure
Adjusted net income	Net income
Adjusted net income per share – diluted	Net income per share – diluted
EBITDA	Net income
Adjusted EBITDA	Net income
The Company believes that Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA provide relevant and useful information, which is widely used by analysts, investors and competitors in its industry as well as by the Company’s management in assessing the performance of the Company. Adjusted net income is defined as net income as adjusted for certain items that the Company believes are not indicative of its ongoing operating performance. Adjusted net income per share – diluted is a measure of the Company’s diluted earnings per common share adjusted for the impact of special items. EBITDA provides the Company with an understanding of earnings before the impact of investing and financing charges and income taxes. Adjusted EBITDA further excludes the effects of other non-cash charges and certain other items that do not reflect the ordinary earnings of the Company’s operations.
Adjusted net income, Adjusted net income per share – diluted, EBITDA, and Adjusted EBITDA are used by management for various purposes, including as a measure of performance of the Company’s operations and as a basis for strategic planning and forecasting. Adjusted net income, Adjusted net income per share – diluted, and Adjusted EBITDA may be useful to an investor because these measures are widely used to evaluate companies’ operating performance without regard to items excluded from the calculation of such measures, which can vary substantially from company to company depending on the accounting methods, the book value of assets, the capital structure and the method by which the assets were acquired, among other factors. They are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with U.S. GAAP.

The following table presents a reconciliation from Net income to Adjusted net income for the three and six months ended June 30, 2026 and 2025 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$16,861	$51,212	$24,161	$70,294
Stock-based compensation [1]	430	154	854	307
Severance and executive recruiting [2]	366	403	500	403
Other legal matters [3]	314	—	461	—
Adjusted net income	$17,971	$51,769	$25,976	$71,004

The following table presents a reconciliation from Net income per share – diluted to Adjusted net income per share – diluted for the three and six months ended June 30, 2026 and 2025 (UNAUDITED):

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income per share – diluted	$0.73	$2.22	$1.05	$3.05
Stock-based compensation [1]	0.02	—	0.04	—
Severance and executive recruiting [2]	0.02	0.02	0.02	0.02
Other legal matters [3]	0.01	—	0.02	—
Adjusted net income per share – diluted	$0.78	$2.24	$1.13	$3.07

Diluted shares (in thousands)	23,072	23,067	23,067	23,064
The following table presents a reconciliation from Net income to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2026 and 2025 (UNAUDITED):

(in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$16,861	$51,212	$24,161	$70,294
Interest expense	1,570	1,700	3,315	3,466
Income tax expense (benefit)	5,611	(20,135)	8,044	(16,349)
Depreciation	1,401	1,025	2,844	2,000
Amortization of intangible assets	280	306	529	613
EBITDA	25,723	34,108	38,893	60,024
Stock-based compensation [1]	430	154	854	307
Severance and executive recruiting [2]	366	403	500	403
Other legal matters [3]	314	—	461	—
Adjusted EBITDA	$26,833	$34,665	$40,708	$60,734
1.Amounts reflect non-cash stock-based compensation expense for the three and six months ended June 30, 2026 and 2025.
2.Amounts include severance expense of less than $0.1 million and $0.1 million for the three and six months ended June 30, 2026 and 2025, respectively, as well as executive recruiting expense of $0.4 million for each period presented.
3.Amounts include legal settlements for the three and six months ended June 30, 2026.